Incentive Stock Option Agreement
[ DATE]

[NAME]
[ADDRESS]

Dear [   ]:

I am pleased to inform you that MRU Holdings, Inc. (the “Company”) has granted you incentive stock options to purchase shares of the Company’s common stock, par value $0.001, (the "Common Stock") as set forth below.

The grant of this option is made pursuant to the MRU Holdings, Inc. 2004 Incentive Plan (the “Plan”). This stock option is intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended from time to time. The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control. Terms that begin with initial capital letters shall have the defined meaning set forth herein or in the Plan, as the case may be.

Now, therefore, in consideration of the foregoing and the mutual covenants hereinafter set forth:

1. Incentive Stock Option. The Company hereby grants you an incentive stock option (“ISO”) to purchase from the Company [  ] shares of Common Stock at a price of $[  ] per share. The Date of Grant is [  ]. Unless earlier exercised or terminated in accordance with the terms hereunder and in the Plan, this ISO will expire on the date that is the tenth (10th) anniversary of the Date of Grant.

2. Entitlement to Exercise the ISO. The grant of the ISO is subject to the following terms and conditions:

(a) This ISO will become vested and exercisable, with respect to the total shares granted, at the rate of [  ] shares on [  ], [  ] shares on [  ], and the remaining [  ] shares on [  ]; provided that you are employed by the Company on the particular vesting date.

(b) Notwithstanding the foregoing vesting and exercisability conditions, this ISO will become immediately vested and fully exercisable upon a Change in Control.

4. Method of Exercise & Payment Under ISO. You may exercise the vested portion of the ISO in whole or in part, by giving written notice to the Company which shall state the election to exercise the ISO and the number of shares of Common Stock with respect to which the ISO is being exercised. The written notice shall be signed by the person exercising the ISO, shall be delivered to the Corporate Secretary of the Company at the Company’s principal executive office, and shall be accompanied either by (i) payment in full of the exercise price for the shares of Common Stock being purchased, by delivery of cash or check, or (ii) your written election to receive a net number of shares determined by reducing the shares with respect to which you are exercising this Option by a number of shares that have a Fair Market Value, determined on the date of exercise, equal to the sum of the aggregate exercise price payable hereunder for such shares, and the “Applicable Withholding Taxes” within the meaning of and pursuant to Section 5(iii) of this ISO.

5. Tax Withholding. As a condition of exercise, you agree that at the time of exercise that you will pay to the Company the Applicable Withholding Taxes (as that term is defined in the Plan), if any, that the Company is required to withhold in connection with the exercise of the ISO. To satisfy the Applicable Withholding Taxes, you may elect to (i) make cash payment or authorize additional withholding from cash compensation, (ii) deliver Mature Shares (as that term is defined in the Plan) (valued at their Fair Market Value) or (iii) have the Company retain that number of shares of Common Stock that would satisfy all or a portion of the Applicable Withholding Taxes.

6. Transferability of ISO. The ISO is not transferable by you (other than by will or by the laws of descent and distribution) and may be exercised during your lifetime only by you.

7. Termination of ISO. In the event that your employment or other relationship underlying the issuance of this ISO is terminated your rights under this Option shall be as follows:

(i) in the event that the Company terminates your employment or other relationship underlying the issuance of this ISO for Cause (as that term is defined in the Plan), any portion of the ISO that has not vested shall be forfeited and terminated immediately and may not thereafter be exercised to any extent and any portion of the ISO that has vested may be exercised until the last date of your employment, and not thereafter;

(ii) in the event that your employment or other relationship underlying the issuance of this ISO terminates due to death or disability, you may exercise the portion of the ISO that has vested within eighteen (18) months after the date of termination, and not thereafter;

(iii) in the event that your employment or other relationship underlying the issuance of this ISO is terminated by you for Good Reason, you may exercise the portion of the ISO that has vested within two (2) years after the date of termination, and not thereafter; or

(iv) in the event that your employment or other relationship underlying the issuance of this ISO is terminated for any reason other than Cause, Good Reason or your death or disability, you shall have the right to exercise the portion of the ISO that has vested as of the date of such termination at any time during the one-year period following the date of such termination, and not thereafter.

Nothwithstanding the foregoing, no ISO may be exercised in any event more than ten (10) years after the Date of Grant.

The term “Good Reason” means the occurrence (without your express written consent) of any of the following circumstances:

(i)	any material diminution in your authority, duties, or responsibilities;

(ii)	a material reduction of your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)	relocation of the Company’s offices at which you are employed which increases your daily commute by more than 100 miles on a round trip basis; or

(iv)	any other action or inaction that constitutes a material breach by the Company of any agreement under which you provide services;

provided, however, that Good Reason shall not exist unless (I) you have given the Company written notice of the existence of one or more of the foregoing conditions within sixty (60) days of its initial existence, (II) the Company shall have failed within the following thirty (30) days to remedy each such condition, and (III) you have resigned within six (6) months following the initial existence of the condition or conditions that the Company has failed to cure.

Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

8. Adjustments. If the number of outstanding shares of Common Stock is increased or decreased as a result of one or more stock splits, reverse stock splits, stock dividends, recapitalizations, mergers, share exchange acquisitions, combinations or reclassifications, the number of shares with respect to which you have an unexercised ISO and the ISO price shall be appropriately adjusted as provided in the Plan.

9. Delivery of Certificate. The Company may delay delivery of the certificate for shares purchased pursuant to the exercise of an ISO until (i) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law regulation that the Company’s counsel shall determine as necessary or advisable, and (ii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. As a condition of exercising the ISO, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.

10. No Guaranteed Right of Employment. If you are employed by the Company, nothing contained herein shall confer upon you any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate your employment at any time for any cause.

11. Notice of Disqualifying Dispositions. You agree to notify the Company in writing immediately after you make a disposition of any shares acquired upon exercise of this ISO if such disposition occurs before the later of (a) the date that is two years after the Date of Grant, or (b) the date that is one year after the date that you acquired such shares upon exercise of this ISO.

12. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business, and shall be delivered to you in person or mailed or delivered to you at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

13. Choice of Law. This Agreement shall be governed by Delaware law, without giving effect to the conflicts of laws provisions thereof.

[SIGNATURE PAGE FOLLOWS]

MRU Holdings, Inc.

By:
Name:	Edwin J. McGuinn, Jr.
Title:	Chief Executive Officer

ACKNOWLEDGEMENT BY OPTIONEE

The foregoing ISO is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the Date of Grant specified above.

Optionee's Signature